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Between:

FutureLink Distribution Corporation (FutureLink)
550, 603 - 7th Avenue S.W.
Calgary, Alberta
T2P 2T5

And:

NTN Network (NTN)
5966 La Place Court
Carlsbad, California
92008

1. FutureLink and NTN have had discussions regarding FutureLink's ability to provide NTN with the technology platform for the replacement of a PC network in its hospitality environment with a thin client or NC network that has the full capacity to function with the new generation NTN gaming initiative.

2. FutureLink and NTN plan to continue to discuss a possible business relationship whereby FutureLink may be responsible for the specifications, manufacturing and delivery of the hand held Playmaker for NTN that will work with its new generation gaming initiative.

3. FutureLink and NTN plan to continue to discuss a possible business relationship whereby FutureLink may be responsible for the IT services for NTN.

4. NTN's decision will be based on pricing, deliverability, function and comparison of such specifics to other competitive providers. This letter of understanding is non-binding and is designed to move the process of a potential transaction closer to possible closure.

Size

1. Current range for upgrade of NC's from PC's in the hospitality arena is between 3,000 and 10,000 units.

2. Current range for upgrade of Playmakers is between 30,000 and 300,000 units.

3. The overall potential size of this contract is up to $30 million.

Timing

It is the intent of both parties to move as quickly as possible to see the fruition of this potential contract.

Next Steps

FutureLink is to provide full schematic and proposed specifications for both the thin client or network computer station as well as the Playmaker, complete with pricing models and proposed delivery times.

Dated this 29th day of April, 1998.

FutureLink Distribution Corporation

NTN Network